EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

(in thousands, except ratio of earnings to fixed charges)

The following table sets forth our consolidated ratios of earnings to fixed charges and preferred stock dividends for the periods shown.  For purposes of computing the ratios, earnings represent income before taxes, extraordinary items and the cumulative effect of accounting changes, plus fixed charges.  Fixed charges represent total interest expense plus an estimate of the interest within rental expense, including and excluding interest on deposits.  Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods shown.  Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges.

	Three Months Ended September 30,
	2009	2008
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (Including Deposits):
Earnings:
Income before income taxes	$13,663	$13,350
Add: Fixed charges, net	23,830	27,924
Income before income taxes and fixed charges, net	37,493	41,274
Fixed charges
Interest expense	23,121	27,326
Estimate of interest (1/3) within rental expense	184	173
Interest on unrecognized tax benefits	525	425
Total fixed charges	23,830	27,924
Ratio of Earnings to Fixed Charges	1.57	1.48

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (Excluding Deposits):
Earnings:
Income before income taxes	$13,663	$13,350
Add: Fixed charges, net	14,674	14,997
Income before income taxes and fixed charges, net	28,337	28,347
Fixed charges
Interest expense (excluding deposits)	13,965	14,399
Estimate of interest (1/3) within rental expense	184	173
Interest on unrecognized tax benefits	525	425
Total fixed charges	14,674	14,997
Ratio of Earnings to Fixed Charges	1.93	1.89

	Nine Months Ended September 30,
	2009	2008
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (Including Deposits):
Earnings:
Income before income taxes	$28,079	$34,810
Add: Fixed charges, net	77,871	83,743
Income before income taxes and fixed charges, net	105,950	118,553
Fixed charges
Interest expense	$76,806	$82,843
Estimate of interest (1/3) within rental expense	540	475
Interest on unrecognized tax benefits	525	425
Total fixed charges	77,871	83,743
Ratio of Earnings to Fixed Charges	1.36	1.42

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (Excluding Deposits):
Earnings:
Income before income taxes	$28,079	$34,810
Add: Fixed charges, net	42,785	38,036
Income before income taxes and fixed charges, net	70,864	72,846
Fixed charges
Interest expense (excluding deposits)	41,720	37,136
Estimate of interest (1/3) within rental expense	540	475
Interest on unrecognized tax benefits	525	425
Total fixed charges	42,785	38,036
Ratio of Earnings to Fixed Charges	1.66	1.92